                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into effective as of May 5, 2000 by and between The Shaw Group Inc., a Louisiana corporation (collectively with the affiliates and subsidiaries hereinafter referred to as "Company"), and Richard F. Gill ("Employee").

         WHEREAS, the Company employs Employee and desires to continue such employment relationship and Employee desires to continue such employment;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions set forth in this Agreement.

         2. Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the term of this agreement (the "Term") shall be two (2) years commencing on the date hereof, and shall be automatically renewed on each day following the date hereof so that on any given day the unexpired portion of the Term of this Agreement shall be two (2) years. Notwithstanding the foregoing provision, at any time after the date hereof the Company or Employee may give written notice to the other party that the Term of this Agreement shall not be further renewed from and after a subsequent date specified in such notice (the "fixed term date"), in which event the Term of this Agreement shall become fixed and this Agreement shall terminate on the third anniversary of the fixed term date.

         3. Employee's Duties. During the Term of this Agreement, Employee shall serve as the Executive Vice President & Chief Operating Officer of the Company, with such duties and responsibilities as may from time to time be assigned to him by the board of directors of the Company (the "Board"), provided that such duties are consistent with the customary duties of such position.

         Employee agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any person, firm, association or corporation other than the Company during the Term of this Agreement; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business or from serving on the board of directors of any other company. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

         4. Base Compensation. For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary ("Base

Compensation") of $415,000.00 per annum payable in accordance with the Company's customary pay periods and subject to customary withholdings. The amount of Base Compensation shall be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board deems it appropriate to increase Employee's annual base salary, said increased amount shall thereafter be the "Base Compensation". Employee's Base Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Employee. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term of this Agreement.

         5. Additional Benefits. In addition to the Base Compensation provided for in Section 4 herein, Employee shall be entitled to the following:

                           (a) Expenses. The Company shall, in accordance with
                  any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of his duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

                           (b) Automobile Allowance. Employee shall be entitled
                  to receive a monthly automobile allowance of $850.00 (Eight Hundred Fifty Dollars and 00/100) payable on the first of each month during the Term, which will fully reimburse Employee for the cost of leasing or purchasing, and the insurance, therefor, of an automobile for Employee's business use. The Company may increase as the Board deems appropriate. Employee shall purchase and maintain automobile insurance covering the automobile with such limits as may be required by the Company from time to time. In addition to the foregoing, the Company shall reimburse Employee for gasoline expenditures related to use of such vehicle, provided the requests for reimbursement are accompanied by appropriate documentation.

                           (c) Vacation. Employee shall be entitled to four (4)
                  weeks of vacation per year, without any loss of compensation or benefits. Employee shall be entitled to carry forward any unused vacation time.

                           (d) General Benefits. Employee shall be entitled to
                  participate in the various employee benefit plans or programs provided to the employees of the company in general, including but not limited to, health, dental, disability, 401K and life insurance plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term of this Agreement. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 5, provided the change similarly affects all executive officers of the Company similarly situated.

                           (e) Options. Upon the resignation for Good Reason as
                  defined in Section 7 (e), discharge as defined in Section 7
                  (c) (i), or disability as defined in Section 7 (d), Employee shall be considered as immediately and totally vested in any and all stock options or other similar awards previously made to Employee by the Company or its subsidiaries under a "Long Term Incentive Plan" duly adopted by the Board (such options or similar awards are hereinafter collectively referred to as "Options"). In the event that the Options become vested under this paragraph, employee will be allowed not less than one year from the date of such vesting in which to exercise such options.

         6. Confidential Information. Employee, during the Term, may have access to and become familiar with confidential information, secrets and proprietary information concerning the business and affairs of the Company. As to such confidential information, Employee agrees as follows:

                           (a) During the employment of Employee with the
                  Company and thereafter Employee will not, either directly or indirectly, disclose to any third party without the written permission of the Company, nor use in any way (except as required in the course of his employment with the Company) any confidential information, secret or proprietary information of the Company. In the event of a breach or threatened breach of the provisions of this Section 6 (a), the Company shall be entitled, in addition to any other remedies available to the Company, to an injunction restraining Employee from disclosing such confidential information.

                           (b) Upon termination of employment of Employee, for
                  whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items then or thereafter coming into the possession of Employee which contain any confidential, secret or proprietary information of the Company.

         7. Termination This Agreement may be terminated prior to the end of its Term as set forth below:

                           (a) Resignation (other than for Good Reason).
                  Employee may resign, including by reason of retirement, his position at any time by providing written notice of resignation to the Company in accordance with Section 11 hereof. In the event of such resignation, except in the case of resignation for Good Reason (as defined below), this Agreement shall terminate and Employee shall not be entitled to further compensation pursuant to this Agreement other than the payment of any unpaid Base Compensation accrued hereunder as of the date of Employee's resignation.

                           (b) Death. If Employee's employment is terminated due
                  to his death, one (1) year of Employee's Base Compensation shall be paid by the Company in lump sum in cash within thirty
                  (30) days after Employee's death to Employee's surviving spouse or estate, and one (1) year of paid group health and dental insurance benefits shall be provided by the Company to Employee's surviving spouse and the minor children, and after said payments and provision of insurance benefits, this Agreement shall terminate and the Company shall have no obligations to Employee or his legal representatives with respect to this Agreement other than the payment of any unpaid Base Compensation previously accrued hereunder.

                           (c) Discharge.

                                    (i) The Company may terminate Employee's
                           employment for any reason at any time upon written notice thereof delivered to Employee in accordance with Section 11 hereof. In the event that Employee's employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability (both as defined below), then (A) the Company shall pay in lump sum in cash to Employee, within fifteen (15) days following the date of termination, an amount equal to the product of (i) Employee's Base Compensation as in effect immediately prior to Employee's termination, multiplied by (ii) the Remaining Term, (B) for the Remaining Term, the Company, at its cost, shall provide or arrange to provide Employee (and, as applicable, Employee's dependents) with disability, accident and group health insurance benefits substantially similar to those which Employee (and Employee's dependents) were receiving immediately prior to Employee's termination; however, the welfare benefits otherwise receivable by Employee pursuant to this clause (B) shall be reduced to the extent comparable welfare benefits are actually received by Employee (and/or Employee's dependents) during such period under any other employer's welfare plan(s) or program(s) , with Employee being obligated to promptly disclose to the Company any such comparable welfare benefits, (C) in addition to the aforementioned compensation and benefits, the Company shall pay in lump sum in cash to Employee within fifteen (15) days following the date of termination an amount equal to the product of (i) Employee's highest bonus paid by the Company during the most recent two (2) years immediately prior to the Date of Termination, multiplied by (ii) the Remaining Term, and (D) Employee shall be considered as immediately and totally vested in any and all Options previously made to Employee by Company or its subsidiaries.

                                    (ii) Notwithstanding the foregoing
                           provisions of this Section 7, in the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of any unpaid Base Compensation accrued through the Date of Termination. As used herein, "Misconduct" means (a) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, (b) the-engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (other than such conduct resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated conduct after the issuance of a Notice of Termination by Employee for Good Reason), or (c) Employee's conviction for the commission of a felony. Anything contained in this Agreement to the contrary notwithstanding, the Chief Executive officer of the Company shall have the sole power and authority to terminate the employment of Employee on behalf of the Company.

                           (d) Disability. If Employee shall have been absent
                  from the full-time performance of Employee's duties with the Company for ninety (90) consecutive calendar days as a result of Employee's incapacity due to physical or mental illness, Employee's employment may be terminated by the Company for "Disability" and Employee shall not be entitled to further compensation pursuant to this Agreement, except that Employee shall (1) be paid monthly (but only for up to a twelve (12) month period beginning with the Date of Termination) the amount by which Employee's monthly Base Compensation exceeds the monthly benefit received by Employee pursuant to any disability insurance covering Employee; (2) continue to receive paid group health and dental insurance benefits for Employee and his dependents for up to twelve (12) month period beginning with Date of Termination; and

                  (3) be considered as immediately and totally vested in any and all options previously granted to Employee by Company or its subsidiaries.

                           (e) Resignation for Good Reason. Employee shall be
                  entitled to terminate his employment for Good Reason as defined herein. If Employee terminates his employment for Good Reason he shall be entitled to the compensation and benefits provided in Paragraph 7 (c) (i) hereof. "Good Reason" shall mean the occurrence of any of the following circumstances without Employee's express written consent unless such breach or circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect hereof:

                                    (1) the material breach of any of the
                           Company's obligations under this Agreement without Employee's express written consent,

                                    (2) the continued assignment to Employee of
                           any duties inconsistent with the office of Executive Vice President and Chief Operating Officer;

                                    (3) the failure by the Company to pay to
                           Employee any portion of Employee's compensation on the date such compensation is due;

                                    (4) the failure by the Company to continue
                           to provide Employee with benefits substantially similar to those enjoyed by other executive officers who have entered into similar employment agreements with Employer under any of the Company's medical, health, accident, and/or disability plans in which Employee was participating immediately prior to such time; or

                                    (5) the failure of the Company to obtain a
                           satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 13 hereof.

                           In addition, the occurrence of any Corporate Change
                  (as defined below), shall constitute "Good Reason" hereunder, but only if Employee gives notice of his intent to terminates his employment within ninety (90) days following the effective date of such Corporate Change.

                           A "Corporate Change" shall occur if (i) the Company
                  shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), (ii) the Company sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary), (iii) the Company is to be dissolved and liquidated, (iv) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Sections 13 (d) and 14
                  (d) thereof, including a "group" as defined in Section 13 (d) of the

                           Exchange Act but excluding any 10% or larger shareholder of record of the Company as of January 10, 2000, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities which are entitled to vote with respect to the election of the directors of the Company; or (v) as a result of or in connection with a contested election the members of the Board as of the date of this Agreement shall cease to constitute a majority of the Board. "Contested" as used herein shall not include election by a majority of the current Board.

                                    (f) Notice of Termination. Any purported
                           termination of Employee's employment by the Company under Sections 7(c)(ii) or 7(d), or by Employee under
                           Section 7(e), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which, if by the Company and is for Misconduct or Disability, shall set forth in reasonable detail the reason for such termination of Employee's employment, or in the case of resignation by Employee for Good Reason, said notice must specify in reasonable detail the basis for such resignation. A Notice of Termination given by Employee pursuant to Section 7(e) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. Any purported termination for which a Notice of Termination is required which is not effected pursuant to this Section 7(f) shall not be effective.

                                    (g) Date of Termination, Etc. "Date of
                           Termination" shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 days following the date the Notice of Termination is given. Notwithstanding the foregoing, in the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company's offices (other than to allow Employee to collect his personal belongings under the Company's supervision) prior to the Date of Termination.

                                    (h) Mitigation. Employee shall not be
                           required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company's severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Sections 7(c)(i) or 7(e).

                                    (i) Excess Parachute Payments.
                           Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee's employment would, as determined by tax counsel selected by the Company, constitute an "Excess Parachute Payment" (as defined in Section 280G of the Internal Revenue Code), the Company shall fully "gross-up" such payment so that Employee is in the same "net" after-tax position he would have been if such payment and gross-up payments had not constituted Excess Parachute Payments.

         8.  Non-Compete.

         8.1 No Other Activities. Employer agrees that during the term of this Agreement, he shall not, directly or indirectly, represent or otherwise engage in or participate in, the business or ventures of any person, firm, partnership, association, or corporation other than the Company, without first obtaining the written consent of the Company. Employee further agrees that during the term of this Agreement, he shall not, directly or indirectly, solicit or attempt to solicit any products or agreements for the purpose of using the products or agreements in the formation of a business outside of the Company, regardless of whether any such products or the subject of such agreements are then being handled by the Company.

         8.2 Non-Disclosure. Employee further agrees that he will not, during or after the term of his employment, disclose to any person, firm, partnership, association, or corporation, the names and addresses of any past or present customers, or prospective customers, of the Company, any of their methods or practices of obtaining business, their trade secrets, consultant contracts and the details thereof, their pricing policies, their operational methods, their marketing plans or strategies, their business acquisition plans and all other information pertaining to the business of the Company that is not publicly available. Employee agrees to keep all information gained as a result of his relationship with the Company on a confidential basis and shall not disclose that information to anyone not authorized by the Company to receive information. If Employee should cease, either voluntarily or involuntarily, to be an employee of the Company, he hereby expressly agrees that, for a period of two (2) years following termination of his employment, he shall not assist any competitor or prospective competitor located in the territories serviced by the Company (as set forth in Attachment 1 or otherwise) during his employment in any way detrimental to the Company through the use of any information gained as a result of his employment with the Company. Employee agrees that all computer programs, print-outs, customer lists, methods, forms, systems and procedures used by the Company constitute the exclusive property and will remain the exclusive property of the Company and agrees that he will not disclose any of these matters without the prior written permission of the Company.

         8.3 Non-Solicitation, etc. In further consideration of the other terms and provisions of this Agreement, and to protect the vital interests of the Company, upon termination of his employment for any reason, for a period of two
(2) years after the termination of his employment, Employee agrees and binds himself that he shall not, directly or indirectly, or as a member, shareholder, officer, director, consultant or employee of any other person or entity, compete with the Company or own, manage, operate, join, control or participate in the ownership, management, operation, or control of, or become employed by, consult or advise, or be connected in any manner with any business or activity which is in actual, direct or indirect competition or anticipated competition with the Company, within those counties, parishes, municipalities or other places listed in Attachment 1 annexed hereto and made a part hereof, so long as the Company, or carries on the business presently conducted by the Company, being the supply of industrial piping systems for new construction and retrofit projects, which includes design and engineering services, piping system fabrication, manufacturing and sale of specialty pipe fittings, design and fabrication of pipe support systems and industrial and commercial construction and maintenance. Not by way of limitation or exclusion, Employee shall not, within the aforesaid locations and during the aforesaid time period, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers or distributors of the Company, with whom the Company had any dealings during the period of Employee's employment hereunder or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company, or interfere with or attempt to interfere with any officers, employees, distributors, representatives or agents of the Company, or employ or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company. Employee acknowledges and agrees that any breach of the foregoing covenant not to compete would cause irreparable injury to the Company and that the amount of injury would be impossible or difficult to fully ascertain. Employee agrees that the Company shall, therefore, be entitled to obtain an injunction restraining any violation, further violation or threatened violation of the covenant not to compete hereinabove set forth, in addition to any other remedies that the Company may pursue.

         8.4 Duration. If the two (2) year period referred to in any of this
Article 8 shall be finally determined by a court to exceed the maximum period which is permissible by applicable law, the said period shall be reduced to the maximum period permitted by such law.

         9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Options with the Company or any of its affiliated companies.

         10. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

         11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee's residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term "Company" shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 13 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

                  (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs distributees, devisees and legatees. if Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

         14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to 'be an original but all of which together will constitute one and the same instrument.

         16. Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Baton Rouge, Louisiana in accordance with the rules of the American

Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having Jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

         IN WITNESS WHEREOF, the parties have executed this Agreement on May 5, 2000 effective for all purposes as provided above.

                                    THE SHAW GROUP INC.

                                    By
                                    Name: /s/Gary P. Graphia
                                          ------------------

EMPLOYEE:

Name: /S/Richard F. Gill
      ------------------
      Richard F. Gill
      Executive Vice President and
      Chief Operating Officer